                                                                   EXHIBIT 10.12

                            CLINICAL STUDY AGREEMENT
                              CYBERKINETICS, INC.

                 FEASIBILITY CLINICAL STUDY OF THE CYBERKINETICS
                     BRAINGATE(TM) NEURAL INTERFACE SYSTEM

This document sets forth an Agreement ("Agreement") among Cyberkinetics, Inc. ("Cyberkinetics"), Rhode Island Hospital, a Lifespan partner ("Institution") and Gerhard Friehs, M.D, (the "Principal Investigator") regarding the performance of certain services by the Institution for a Cyberkinetics clinical study as described in the Protocol entitled DD-CP-0002, "Feasibility Study of the BrainGate(TM) Neural Interface System Feasibility Study in Patients Unable to Use Their Hands" (the "Study") a copy of which is attached as Attachment "A" and incorporated herein by reference, in accordance with the protocol set forth therein (the "Study Protocol"). The Effective Date of the Agreement is the date of the final signature.

WHEREAS, Cyberkinetics is desirous of conducting clinical research (hereinafter the "Research") at the Institution.

WHEREAS, the Institution is an educational, research and/or health care institution and is desirous of conducting the Research in order to advance its educational and scientific clinical research missions and promote the health of the public; the parties agree as follows:

1. PERFORMANCE

(a) Institution and Investigator agree to provide all personnel, facilities, and resources as necessary to the performance of the study in accordance with the instructions, timing and directions set forth in the Study Protocol, and all applicable laws and regulations, as well as any amendments to the Study Protocol that are mutually agreed to and documented by the parties. The Principal Investigator will use his/her reasonable best efforts to perform all the services described herein, or incidental to those described herein, at the Institution in accordance with the highest standards of medical and clinical research practice. The Study will be conducted in accordance with the Study Protocol and all applicable laws and regulations, as well as any amendments to that protocol mutually agreed to and documented by the parties hereto. In the event of a conflict between this Agreement and the Study Protocol the terms of this Agreement will govern. The parties acknowledge that this is a multi-center study with overall enrollment and implant limits, so Principal Investigator agrees to coordinate patient enrollments with Cyberkinetics such that these limits are not exceeded. The Institution agrees to ensure that an Institutional Review Board ("IRB") that complies with the requirements of 21 C.F.R. Part 56 will be responsible for the initial and continuing review and approval of the Study. The parties also agree to promptly report to the IRB and each other all changes in the research activity and all unanticipated problems involving risk to human subjects or others. Additionally the parties agree to not make any changes in the study without IRB approval except where necessary to eliminate apparent immediate hazards to human subject.

(b) If Gerhard Friehs, M.D. ceases to serve as Principal Investigator for any reason, Principal

Confidential                                                           4/21/2004

                             RESEARCH ADMINISTRATION

Investigator and Institution shall promptly notify Cyberkinetics, and Institution and Cyberkinetics shall use reasonable good faith efforts to identify a mutually acceptable replacement within thirty (30) days. If a suitable replacement Principal Investigator cannot be identified within the thirty day period, Cyberkinetics shall have the right to terminate this Agreement as provided in Section 12. Institution will make reasonable efforts to complete the study for patients that are already enrolled or work with Cyberkinetics to transfer these patients to another Study site.

(c) Performance of the Study under this Agreement shall commence not later than the final date of signature of this agreement and shall terminate on December 31, 2005. Regarding the performance hereunder, time is of the essence. In case of delayed performance, this Agreement may at Cyberkinetics' request, and Institution's approval, be extended for subsequent periods until the Study is completed.

2. PAYMENTS

The parties anticipate that enrollment and implantation of up to five subjects will be completed within four (4) months of the Effective Date of this Agreement or final Institution Review Board ("IRB") and Food and Drug Administration ("FDA") Investigational Device Exemption ("IDE") approval, whichever occurs later. In full payment and compensation for the performance under this agreement, Cyberkinetics will provide:

      -     Investigational devices sufficient to conduct the study

      - Payment to the Institution for IRB fees in the amount of $2,000 to cover the initial IRB review and subsequent reviews as required by the IRB

      - Payment to the Institution per subject for actual procedures performed and/or completed as described in the Protocol for implantation and/or explanation of the device.

      - Payment to the Institution for indirect costs at a rate of 25% of the total costs incurred for each procedure completed.

A template study budget based on anticipated surgical procedures is attached as Attachment II. Invoices will reflect actual services provided during each surgical procedure.

Invoices will be generated by the Institution and sent to Cyberkinetics for payment as patients' complete the visits required by the Study Protocol. A detail of expenses will be sent with the invoices. Payments will be made by Cyberkinetics within 30 days of receipt of the invoice. Cyberkinetics will make payments to the following address:

Rhode Island Hospital
Office of Research Administration
Aldrich Building 3rd floor
593 Eddy Street
Providence, RI 02903

Tax ID #05-0258954

Payments will reference the Protocol # DD-CP-0002.

Confidential                                                           4/21/2004

ADVERSE EVENTS: In the event a patient is injured or suffers an adverse reaction as a result of participating in the Study and is in any way treated or receives services from Institution, as a result of this adverse event, Institution will be reimbursed for a reasonable, uncovered, actually incurred medical costs which are directly related to the device and/or its implant following its use in accordance with the Protocol and this Agreement at the same rate agreed upon in this Agreement, provided that such costs are in no way attributable to the negligence or misconduct of any agent or employee of the Institution. Adverse Events not related to the Study and/or treatment or services not from Institution or not related to the Study are not covered by this Agreement.

3. INVENTIONS; WARRANTIES

(a) All rights, title and interest in and to Cyberkinetics' BrainGate(TM) and related accessories (the "Device") shall remain the exclusive property of Cyberkinetics; the Institution and the Principal Investigator shall acquire no rights of any kind whatsoever with respect to the Device, the know-how incident thereto and any patent applications and patents related thereto as a result of performance under this Agreement or otherwise. Institution and the Principal Investigator agree that all inventions, discoveries and technology relating to the Device, whether patentable or not, conceived or reduced to practice by the Principal Investigator, solely or jointly with others as a result of work done under this Agreement ("Inventions") shall be and remain, at all times, the sole and exclusive property of Cyberkinetics. Institution shall promptly report in writing any Invention to Cyberkinetics, and shall ensure that at all times the Principal Investigator and any investigator participating in the Study that could be deemed to be an "inventor" of any such Inventions shall be subject to Institution policy and procedure assigning all of his or her rights to any such Inventions (without cost to Cyberkinetics) to the Institution (which rights are hereby assigned to Cyberkinetics pursuant to this Section 3). Any and all acts reasonably necessary to assist Cyberkinetics in perfecting its right to any and all Inventions and any patent applications or patents related thereto shall be performed by the Institution and/or Principal Investigator at Cyberkinetics' expense. Without limiting the foregoing, the Institution shall be entitled to a royalty-free license to use, for research purposes only, inventions that are developed, discovered or reduced to practice in the performance of the Study which are owned by Cyberkinetics. The Institution and the Principal Investigator certify by the execution of this Agreement, that to their knowledge they have not entered, and will not enter, into any contractual agreement or relationship which would in any way conflict with or compromise Cyberkinetics' proprietary interest in, or rights to, any inventions, discoveries or technology existing at the time of the execution of this Agreement or directly arising out of or materially related to the performance hereunder.

(b) The Institution warrants that it or the Principal Investigator will obtain from all individuals subject to the Study an adequate and properly executed informed consent. The Institution also warrants that the informed consent form complies with all applicable federal and state laws and regulations. The Institute further warrants that it and the Principal Investigator will comply with all federal and state laws and regulations concerning record keeping, project conduct, receipt and disposition of product, and obtaining of adequate informed consent from individuals subject to treatment in the Study, and that it, the Principal Investigator, and any subinvestigators will comply with the confidentiality requirements established in Section 9 of this Agreement.

Confidential                                                           4/21/2004

4. DATA

Except as provided in Section 8 of this Agreement, all data and results generated or produced in the Study except patient and hospital records, including all information required on case report forms in the Protocol
("Data") shall be the sole exclusive property of Cyberkinetics. The Investigator shall prepare and submit to Cyberkinetics all original case report forms as provided in the Protocol. Investigator shall have the right to retain copies of all data and results arising from its participation in the Study solely for the purposes permitted by this Agreement. The Investigator may use such Data for research and education purposes in accordance with this Agreement, but, except as set forth in Section 8, will not transfer any such Data collected under the Protocol to any third party without the prior written permission of Cyberkinetics. All Data collected under the Protocol shall be delivered to Cyberkinetics in a timely manner throughout the performance of this Study, as provided in the Protocol, and no later than ten (10) working days after the termination of this Agreement or on such date as Cyberkinetics otherwise requests delivery of the Data.

5. RECORD KEEPING/RETENTION

Investigator agrees to maintain complete and up-to-date Study records during the Study including Case Report Forms and the Study Site file, which includes all Study-related correspondence. Investigator agrees to sign a statement in each patient's Case Report Form attesting that the data contained therein are an accurate accounting of the treatment, care, and events surrounding the patient's involvement in the Study.

Investigator will retain all records for this Study for the last to expire of:

(a) Two (2) years after the FDA or other national regulatory body approves the regulatory application for product clearance;

(b) Two (2) years following the termination or withdrawal of the regulatory agency exemption (e.g., Investigational Device Exemption (IDE) application) under which the Study was conducted;

(c) As defined by local, state and federal law and regulations; or

(d) In any event no later than ten (10) years after the conclusion of the Study.

To avoid any possible errors, Investigator will contact Cyberkinetics prior to the destruction of records or in the event of accidental loss or destruction of any Study records.

The Institution shall make periodic reports to Cyberkinetics, including a final written report on the performance of the Study, upon its completion and shall promptly respond to Cyberkinetics' reasonable inquiries regarding the status of the Study. The Institution agrees to promptly report to Cyberkinetics adverse experiences that occur in the course of the Study.

6. CYBERKINETICS RIGHT OF REASONABLE INSPECTION

Personnel from Cyberkinetics (or its representatives) may call on Investigator periodically at mutually convenient times to monitor and/or audit the Study and answer procedural questions. Investigator agrees, as defined in the Protocol to make all Study records and Study participants' medical records available for comparison and/or copying if requested by Cyberkinetics (or its representatives subject to compliance with patient privacy and confidentiality rights). Investigator also agrees to cooperate

Confidential                                                           4/21/2004
with representatives of the U.S. FDA or any other regulatory agency in the event of an inspection of this Study, and will provide the regulatory agency representative access to the above-described records. Institution agrees to notify Cyberkinetics immediately upon the commencement of an inspection by FDA or any other government authority concerning the Study and to provide continual communication regarding the progress of any inspection.

7. USE OF NAME/PUBLICITY

No party shall, without the prior written consent of the affected party, use in advertising, publicity, press release, or otherwise, the name, trademark, logo, symbol, or other image of the affected party. Except as permitted in Section 8, the Investigator and Institution (which shall include its employees, agents and representatives) shall not issue or disseminate any press release or statement, nor initiate any communication of information regarding this Study, written or oral, to the communications media or any third party without the prior written consent of Cyberkinetics.

8. SCIENTIFIC PRESENTATIONS AND PUBLICATIONS

The Investigator and/or Institution may present or publish the Data in appropriate scientific journals or other professional publications/forums. It is the intent of this study to be a multi-center study and presentation and publication of the pooled, multi-center results will occur before any individual site results or additional analyses are presented or published. Authorship will be determined by the Investigators at each study site together with Cyberkinetics using appropriate standards for research authorship. It is anticipated that authorship for multi-center presentations and publications will include the scientific inventor(s) of the BrainGate device, Investigators and Co-Investigators by site in order of highest to lowest number patients implanted and implanting surgeon(s).

Investigator shall submit to Cyberkinetics for its review, a copy of any proposed abstract for presentation or manuscript resulting from the Study at least sixty (60) days prior to the estimated date of submission for presentation or publication, and if no response is received within sixty (60) days of the date submitted to Cyberkinetics, it will be conclusively presumed that the presentation or publication may proceed without delay. If Cyberkinetics determines that the proposed presentation or publication contains patentable subject matter which requires protection, Cyberkinetics may require the delay of presentation or publication for a period of time not to exceed sixty (60) days for the purpose of filing patent applications. At the end of the sixty (60) day period the authors shall be free in their sole discretion to publish the results of the Study.

In all presentations and publications, credit shall be given to Cyberkinetics for its sponsorship of the Study and the supply of the Device under the Study.

9. CONFIDENTIALITY

For the purposes of this Agreement, "Confidential Information" means all information provided by or on behalf of Cyberkinetics to the Investigator in connection with the Study by the Investigator in connection with the Study, whether written, graphic or oral, except the following: (i) Information that is now or subsequently becomes public without breach of this Agreement;

Confidential                                                           4/21/2004

(ii) Information known by the Investigator, as evidenced by written records, prior to the date of this Agreement; (iii) Information that the Investigator received from a third party not under any obligation to keep such information confidential; and (iv) was developed independently by the Institution.

Except for publication of the Data pursuant to Section 8 hereof, the Investigator agrees to maintain all Confidential Information in confidence and not to use or disclose for a period not to exceed three (3) years any Confidential Information to any third party without the express written consent of Cyberkinetics. The Investigator shall disclose Confidential Information only to those employees who require such information for the purposes of this Agreement and who are bound by a like obligation of confidentiality.

Upon the completion of the Study, the Institution and the Principal Investigator agree to return all copies or embodiments of Confidential Information upon the written request of Cyberkinetics.

10. LIABILITY/INSURANCE/WARRANTY DISCLAIMER

Cyberkinetics will indemnify, hold harmless and defend the Principal Investigator and Institution (including the Principal Investigator, any employees of the Institution and the Institution's, agents and representatives, the "Indemnified Parties") from and against any claims, liabilities, costs, damages, expenses and reasonable attorneys' fees (collectively, "Losses") relating to resulting from the use of the Device in the Study (and not resulting from the performance of, or complications arising from, standard clinical care procedures); provided that Cyberkinetics shall, have no obligation to indemnify, hold harmless and defend the Indemnified Parties under this Section 10 for any claim unless (1) the Principal Investigator and the Institution, its agents, servants and employees are shown to have adhered to and complied with all specifications and directions of the Protocol for the Study, all applicable FDA and other regulatory requirements and all Cyberkinetics written instructions concerning the administration and use of the Device in the Study Protocol; (2) Cyberkinetics is promptly notified in writing of such claim or suit; and (3) Cyberkinetics has full control of the defense, including settlement of the claim or suit and receives the full cooperation of the Institution and Principal Investigator, its agents and employees. Notwithstanding the foregoing, Cyberkinetics shall have no liability to Indemnified Parties, or any obligation to indemnify hereunder, if the Losses have resulted from negligence, recklessness or willful malfeasance of any of the Indemnified Parties.

Institution shall, to the extent permitted by law, be responsible for its own acts in conducting the Study, limited solely and exclusively to the extent such acts are judicially determined by a court of last resort to have arisen out of, or result from: (i) the negligence recklessness or willful malfeasance on the part of the Institution; or (ii) the failure of the Institution to (1) comply with any applicable FDA or other regulatory requirements, or (2) adhere to the terms of the Protocol or Cyberkinetics written instructions concerning the administration and use of the Device involved in the Study. The parties agree that this is only a statement setting forth the limited responsibility of the Institution solely for its own acts of judicially determined negligence, recklessness, or willful malfeasance, and is not and shall not be construed as any contractual or other obligation to indemnify Cyberkinetics or any third party.

Cyberkinetics will maintain, during the term of this Agreement, Comprehensive General Liability Insurance (including products liability, contractual liability, clinical testing liability and

Confidential                                                           4/21/2004
broad form property damage coverage) with reputable and financially secure insurance carriers to cover the activities of the clinical study arising out of this Agreement, with minimum limits of $5,000,000 per occurrence. Coverage will be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

The Principal Investigator and Institution each understand and agree that the Device and the associated implantation and explanation procedures are experimental in nature. CYBERKINETICS MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND. EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DEVICE EXCEPT THAT CYBERKINETICS WARRANTS THAT THE DEVICE HAS BEEN MANUFACTURED IN ACCORDANCE WITH ANY AND ALL FDA FILINGS WITH RESPECT TO THE DEVICE. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CHARACTERIZED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

11. RELATIONSHIP

The Principal Investigator, including its agents and employees, shall be an independent contractor at all times, and shall not be an agent of Cyberkinetics and shall have no actual apparent or implied authority to bind Cyberkinetics in any manner or any obligation what so ever.

12. TERMINATION OF AGREEMENT OR TERMINATION OF A PARTY'S PARTICIPATION IN AGREEMENT

Any party has the right at any time, within sixty (60) days prior written notice to each of the other parties, to terminate this Agreement for any cause or no cause. In the event of premature termination of this Study, the Institution will be reimbursed appropriately for patients enrolled up to the date of termination for whom Cyberkinetics receives a properly completed Case Report Form and Cyberkinetics will pay for any uncancelable obligations prior to termination date; provided, however that no payment will be made to Institution if the Study is terminated at Institution because the Principal Investigator/ Institution did not adhere to the Study Protocol. Upon the termination or expiration of this Agreement, the Institution shall return to Cyberkinetics, at Cyberkinetics' expense, any remaining Devices.

The obligations of the parties under Sections 3, 4, 5, 6, 7, 8, 9, 10, 12 and 14 shall survive the termination or expiration of this Agreement.

13. NOTICES

Confidential                                                           4/21/2004

Any notice required or permitted to be given hereunder shall be in writing and shall be considered given when mailed by pre-paid registered or certified mail, return receipt requested, or delivered by hand, to the parties at the following addresses (or such other address as a party may specify by notice hereunder):

      If to the Institution to:
      Peggy McGill, MA, CRA
      Lifespan Director, Office of Research Administration
      Aldrich Building 3rd floor
      Providence, RI 02903

      Copy to:
      Gerhard Friehs
      Rhode Island Hospital
      55 Claverick Street
      Suite 100
      Providence, RI 02903
      If to Cyberkinetics to:
      Timothy Surgenor
      Cyberkinetics, Inc.
      100 Foxborough Blvd. Suite 240
      Foxborough, MA 02035

    With a copy to:
    Kirkpatrick & Lockhart LLP
    75 State Street
    Boston, MA 02109
    Attention: Jeffrey P. Donohue, Esq.

14. MISCELLANEOUS

(a) This Agreement represents the entire understanding as of the Effective Date hereof between the parties with respect to the patient matter hereof, and supersedes all prior agreements, negotiations, understanding, representations, statements and writings between the parties relating thereto. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by each of the parties hereto.

(b) This Agreement shall be governed by and construed in accordance with the laws of the state of Rhode Island, irrespective of any conflicts of law principles. Each of the parties agrees to the jurisdiction of the federal and state courts sitting in Boston, Massachusetts, with respect to any dispute arising between the parties.

(c) This Agreement may not be assigned by any party without the prior written consent of the other parties.

Confidential                                                           4/21/2004

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

CYBERKINETICS, INC.

By: /s/ Timothy Surgenor                        Date: 5/10/04
   -----------------------
Timothy Surgenor
Chairman and CEO

RHODE ISLAND HOSPITAL

Read and acknowledged by Principal Investigator:

By: /s/ Gerhard Friehs                         Date: 04/28/04
   ----------------------
   Gerhard Friehs, M.D.

By: /s/ Peggy McGill                            Date: 5/3/04
   ----------------------
   Peggy McGill, MA, CRA
   Lifespan Director, Research Admin.